SUBCONTRACT NUMBER S09-003
Between
SOUTHERN RESEARCH INSTITUTE
And
FLEXENERGY, LLC

This Subcontract is entered into by and between SOUTHERN RESEARCH INSTITUTE, 2000 Ninth Avenue South, Birmingham, Alabama 35205, a non-profit corporation organized under the laws of the State of Alabama (hereinafter referred to as "SOUTHERN"), and FLEXENERGY, LLC, 9871 Irvine Center Drive, Suite 100, Irvine, CA 92618, a limited liability company organized under the laws of the State of Delaware (hereinafter referred to as "SUBCONTRACTOR"). This Subcontract is issued pursuant to Agreement Number W912HQ-08-C-0040 between SOUTHERN and the United States Government (hereinafter referred to as "USG").

The said parties do mutually agree as follows:

1. INDEPENDENT CONTRACTOR

The SUBCONTRACTOR agrees to perform the services described herein as an independent contractor of SOUTHERN, and in no event shall any agents or employees of the SUBCONTRACTOR be deemed the agents or employees of SOUTHERN.

2. TYPE OF SUBCONTRACT

This Subcontract is a firm-fixed-price contract as defined in Federal Acquisition Regulation (FAR) 16.202.

3. PERIOD OF PERFORMANCE

The period of performance of this Subcontract shall commence on April 10, 2009 and shall terminate on September 30, 2012, unless terminated earlier or extended by mutual agreement as evidenced by a modification hereto.

4. STATEMENT OF WORK

SUBCONTRACTOR shall perform the services further described in Attachment A.

5. PAYMENT

This is a firm-fixed-price type contract. The total cost is $279,440.00 USD. SOUTHERN is not obligated to reimburse SUBCONTRACTOR for amounts in excess of this cost. The obligations of SOUTHERN under this Subcontract are contingent upon availability of funds from the USG.

SUBCONTRACTOR's requests for payment shall be submitted no more frequently than monthly to the attention of Ms. Sandra Staas, Southern Research Institute, 2000 Ninth Avenue South, Birmingham, Alabama 35255 with a copy to Mr. Richard Adamson, Southern Research Institute, 5201 International Drive, Durham, North Carolina 27712.

6. PROJECT MANAGER

Mr. Richard Adamson is the designated Project Manager for SOUTHERN. The Project Manager is responsible for guiding the technical work being performed under this Subcontract and for the general supervision of the work performed, but is not authorized to initiate changes in or deviations from the provisions of this Subcontract unless and until such changes are authorized by a written modification to this Subcontract.

7. TRAVEL

All travel by SUBCONTRACTOR shall be authorized and approved in advance by SOUTHERN in writing. Reimbursement for travel-related expenses shall be in accordance with FAR 31.205.46.

8. SUBCONTRACTING AND THE USE OF CONSULTANTS

SUBCONTRACTOR shall not enter into any agreement to subcontract any or all of the work to be performed or employ any consultants under this Subcontract without the prior written consent of SOUTHERN.

9. INDEMNITY

SUBCONTRACTOR shall indemnify and hold harmless SOUTHERN and its representatives and employees from and against any and all demands, claims, suits, or actions of any character presented or brought on account of any injuries, losses, or damages sustained by any person or property in consequence of any negligence or willful misconduct of SUBCONTRACTOR in performing the obligations imposed on it herein. The foregoing indemnity shall include, but not be limited to, court costs, attorney's fees, costs of investigation and costs of defense associated with such demands, claims, claims, suits or actions.

SUBCONTRACTOR shall further indemnify, save harmless and defend SOUTHERN from all fines, penalties, and liabilities imposed by any federal agency or department, or costs or profits disallowed or reduced by any federal agency or department arising out of claims on account of, or predicated upon, the submission of defective pricing data by the SUBCONTRACTOR.

10. INSURANCE

(a) SUBCONTRACTOR shall procure and maintain the insurance set forth below in full force and effect during the period of performance. SUBCONTRACTOR shall include, or cause to be included, SOUTHERN as an additional insured (the "Additional Insured") to the insurance policies described below. Such insurance as is provided in these policies to the Additional Insured shall be primary to and non-contributory with insurances maintained by the Additional Insured. SUBCONTRACTOR shall provide SOUTHERN with thirty (30) days written notice before cancellation of any such policy or fifteen (15) days written notice before cancellation of any such policy due to nonpayment of premium.

(i) A commercial general liability insurance policy, including coverage for products-completed operations, with a combined single limit of liability of not less than $1,000,000 for each occurrence of bodily injury and/or property damage and an annual aggregate of liability of not less than $2,000,000 for bodily injury and/or property damage.

(ii) An excess liability insurance policy providing coverage in excess of the coverage required to be provided for commercial general liability insurance, in form and substance reasonably acceptable to with a combined single limit not less than $2,000,000 for each occurrence of bodily injury and/or property damage, and in the aggregate.

(b) Prior to the commencement of work, SUBCONTRACTOR shall provide SOUTHERN with a certificate of insurance showing compliance with the requirements set forth above and naming SOUTHERN as a named insured.

11. WARRANTIES AND GUARANTEES

SUBCONTRACTOR warrants and guarantees that:

(a) it is financially and technically qualified to perform the services;

(b) it is familiar with and will comply with all general and special Federal, State, municipal and local laws, ordinances and regulations, if any, that may in any way affect the performance of this Subcontract;

(c) the design, supervision and workmanship furnished with respect to performance of the services shall be in accordance with sound and currently accepted scientific standards and engineering practices;

(d) all materials, equipment and workmanship furnished by it and by lower tier subcontractors in performance of the services or any portion thereof shall be free of defects in design, material and workmanship, and all such materials and equipment shall be of first-class quality, shall conform with all applicable codes, specifications, standards and ordinances and shall have service lives and maintenance characteristics suitable for their intended purposes in accordance with sound and currently accepted scientific standards and engineering practices;

(e) neither the SUBCONTRACTOR nor any of its employees, agents, representatives or servants has actual knowledge of any patent issued under the laws of the United States or any other matter which would constitute a basis for any claim that the performance of the services or any part thereof infringes any patent or otherwise interferes with any other right of any person or organization;

(f) there are no existing undisclosed or threatened legal actions, claims, or encumbrances, or liabilities that may adversely affect the services or SOUTHERN's or USG's rights hereunder; and

(g) it has no actual knowledge that any information or document or statement furnished by the SUBCONTRACTOR in connection with this Subcontract contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement not misleading, and that all facts have been disclosed that would materially adversely affect the services.

12. <u>ORGANIZATIONAL CONFLICT OF INTEREST</u>

(a) The SUBCONTRACTOR warrants that, to the best of its knowledge and belief, there are no relevant factors or circumstances which could give rise to an organizational conflict of interest.

(b) The SUBCONTRACTOR agrees that if an actual or potential organizational conflict of interest is discovered after award of the Subcontract, the SUBCONTRACTOR will make a full disclosure in writing to SOUTHERN. This disclosure shall include a description of actions which the SUBCONTRACTOR has taken or proposes to take, after consultation with SOUTHERN, to avoid, mitigate, or neutralize the actual or potential conflict.

13. <u>STOP WORK ORDER; TERMINATION</u>

(a) Stop Work Order

(1) SOUTHERN may at any time, by written order to the SUBCONTRACTOR, require the SUBCONTRACTOR to stop all

or any part of the services called for by this Subcontract for a period of up to ninety (90) days after the order is delivered to the SUBCONTRACTOR, and for any further period to which the parties may agree. Any such order shall be specifically identified as a stop work order issued pursuant to this section. Upon receipt of such an Order, the SUBCONTRACTOR shall forthwith comply with its terms and take all reasonable steps to minimize the incurrence of costs allocable to the services covered by the order during the period of work stoppage consistent with public health and safety. Within a period of ninety (90) days after a stop work order is delivered to the SUBCONTRACTOR, or within any extension of that period to which the parties have agreed, SOUTHERN shall either:

i.) by written notice to the SUBCONTRACTOR, cancel the stop work order, which shall be effective as provided in such cancellation notice, or if not specified therein, upon receipt by the SUBCONTRACTOR, or

ii.) terminate the services covered by such order as provided in the termination section of this article.

(2) If a stop work order issued under this section is cancelled or the period of the order or any extension thereof expires, the SUBCONTRACTOR shall resume performance of the services. An equitable adjustment shall be made in the delivery schedule, the estimated cost, the fee, if any, or a combination thereof, and in any other provisions of the Subcontract that may be affected, and the Subcontract shall be modified in writing accordingly, if:

i.) the stop work order results in an increase in the time required for, or in the SUBCONTRACTOR's cost properly allocable to, the performance of any part of this Subcontract, and

ii.) the SUBCONTRACTOR asserts a claim for such adjustments within thirty (30) days after the end of the period of that the services were discontinued; provided that, if SOUTHERN decides the facts justify such action, SOUTHERN may receive and act upon any such claim asserted at any time prior to final payment under this Subcontract.

(3) If a stop work order is not cancelled and the services covered by such an order are terminated, the reasonable costs resulting from

the stop work order shall be allowed, by equitable adjustment or otherwise.

(4) Notwithstanding the provisions of this section, the maximum amount payable by SOUTHERN to the SUBCONTRACTOR pursuant to this section shall not be increased or deemed to be increased except by written amendment hereto.

(b) Termination

This Subcontract may be terminated by SOUTHERN at any time during the term of this Subcontract with or without cause, upon thirty (30) days prior written notice to the SUBCONTRACTOR. In such event, compensation shall be paid to the SUBCONTRACTOR for services performed and expenses incurred prior to the effective date of termination; provided, however, that upon receipt of any such notice of termination, the SUBCONTRACTOR shall cease the performance of Work, shall make no further commitments with respect thereto and shall reduce insofar as possible the amount of outstanding commitments (including, to the extent requested by SOUTHERN, through termination of subcontracts containing provisions therefore).

14. WAIVERS

The failure of either party to enforce at any time any provision or provisions of the Subcontract, the failure to exercise any option provided, or the failure to require performance at any time, shall in no way be construed to be a waiver of such provision(s), nor in any way to affect the validity of this Subcontract or any part thereof, or the right of either party thereafter to enforce every such provision.

15. AUDIT AND ACCESS TO RECORDS

SUBCONTRACTOR shall maintain books, records, documents and other evidence directly pertinent to performance under this Subcontract in accordance with generally accepted accounting principles and practices consistently applied. The Comptroller General of the United States, USG, SOUTHERN, or any of their authorized representatives shall have access to all such books, records, documents and other evidence for the purpose of inspection, audit, and copying. SUBCONTRACTOR shall provide proper facilities for such access and inspection and shall provide copies of all such books, records, documents and other evidence as reasonably requested. Such records shall be maintained until SOUTHERN is released from its obligations to retain such records under its agreement with the USG as evidenced by a notice to the SUBCONTRACTOR.

Audits conducted under this provision shall be in accordance with generally accepted auditing standards of the United States and with established procedures and guidelines of the reviewing or audit agency.

16. DEBARMENT AND SUSPENSION

SUBCONTRACTOR's signature on this Subcontract is considered to be a certification by the SUBCONTRACTOR that, to the best of its knowledge and belief, that the SUBCONTRACTOR:

(a) is not presently debarred, suspended, proposed for debarment, or declared ineligible for the award of contracts by any Federal agency;

(b) has not within a three-year period preceding the offer on which this Subcontract is based, been convicted of or had a civil judgment rendered against SUBCONTRACTOR for: (1) commission of fraud or criminal offense in connection with obtaining, attempting to obtain, or performing a public (Federal, state or local) contract or subcontract; (2) violation of Federal or state antitrust statutes relating to the submission of offers; or (3) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, or receiving stolen property;

(c) is not presently indicted for, or otherwise criminally or civilly charged by a governmental entity with, commission of any of the offenses enumerated above;

(d) has not, within a three-year period preceding this offer, had one or more contract terminated for default by a Federal agency.

17. GOVERNING LAW

This Subcontract is subject to all state and federal laws pertaining hereto, and its construction shall be governed by the laws of the State of Alabama.

18. LOBBYING RESTRICTIONS

By accepting funds under this Subcontract, SUBCONTRACTOR agrees that none of the funds received, directly or indirectly, to influence congressional action on any legislation or appropriation matters pending before the United States Congress.

19. INSOLVENCY, BANKRUPTCY OR RECEIVERSHIP

SUBCONTRACTOR shall immediately notify SOUTHERN if SUBCONTRACTOR seeks to liquidate assets; reorganize; dissolve; appointment a receiver, conservator, trustee or other officer with similar powers; or becomes insolvent due to an inability to pay debts as they become due.

20. ORDER OF PRECEDENCE

In the event of any inconsistency between the provisions of this Subcontract, the inconsistency shall be resolved by giving precedence in the following order:

(a) Applicable public laws of the United States of America;

(b) Applicable prevailing regulations governing agreement W912HQ-08-C-0040.

(c) Other provisions of this Subcontract.

21. APPLICABLE USG PROVISIONS

It is understood that this Subcontract is awarded in support of agreement W912HQ-08-C-0040.

22. PRIME CONTRACT AND CLAUSES INCORPORATED BY REFERENCE

SUBCONTRACTOR expressly acknowledges that it has been made aware of the contents of the clauses of agreement W912HQ-08-C-0040. Applicable reference clauses have the same force and effect as if they were provided in full text. SUBCONTRACTOR agrees to be bound by all the terms of these clauses.

For the purposes of interpretation, the modifications listed below are applicable to the clauses incorporated by reference, unless the clear meaning or intent of the specific clause indicates otherwise or creates a contradictory intent of this Agreement.

A. The term AContract@ means AAgreement@ or ASubcontract@.
B. The term ARecipient@ means ASUBCONTRACTOR@.
C. The term AGovernment@ means ASOUTHERN@ and/or AGovernment@ whenever necessary or desirable to protect the interests of either SOUTHERN or the Government.

23. FEDERAL, STATE, AND MUNICIPAL REQUIREMENTS

The recipient must obtain any required permits and comply with all applicable federal, state, and municipal laws, codes, and regulations related to this Subcontract.

24. REMEDIES

All claims, counter-claims, disputes and other matters in question between SUBCONTRACTOR and SOUTHERN arising out of, or relating to, this Subcontract or the breach of it will be decided in a court of competent jurisdiction within the State of Alabama.

25. NOTICE OF DELAYS

Whenever SUBCONTRACTOR has knowledge that any actual or potential situation is delaying or threatens to delay the timely performance of the services, the SUBCONTRACTOR shall within five (5) days give notice thereof, including all relevant information with respect thereto, to SOUTHERN.

26. SEVERABILITY OF PROVISIONS

If any provision of this Subcontract shall for any reason be declared to be unlawful, invalid or unenforceable, then remaining portions shall remain in full force and effect as if this Subcontract had been executed without such unlawful, invalid or unenforceable provision.

27. ENTIRE AGREEMENT

This Subcontract and attachments contain the entire agreement between the parties, and supersedes all other communications, oral and written, relating to the subject matter of this Subcontract. This Subcontract may be amended or modified by a written instrument signed by both parties.

NEXT PAGE SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Subcontract to be duly executed as of the last date set forth below.

SOUTHERN RESEARCH INSTITUTE	FLEXENERGY, LLC
Brenda H. Ehrensperger	Joseph Z Perry
Signature	Signature
Brenda H. Ehrensperger Assistant Treasurer	JOSEPH Z PERRY, CEO
Name and Title	Name and Title
July 20, 2009	7/17/09
Date	Date

85

Appendix A

Scope of Work

1. General Technical Scope of Work

1.1 Design

FlexEnergy shall perform all detailed design of the Flex Turbine/Thermal Oxidizer integration including controls and instrumentation. Field integration design shall be the responsibility of FlexEnergy with input and design review by Southern Research, SCS Engineering, and host site representative.

Electrical interconnection, tie-in to and/or modifications to the existing gas collection system on site shall be the responsibility of FlexEnergy with input and design review by Southern Research, SCS Engineers, and host site representative.

1.2 Permits

Southern Research shall be responsible to work with host site to obtain all applicable permits for construction and operation of the demonstration system. These permits and regulations include, but are not limited to:

- Emissions permitting (air);
- Construction permitting;
- Planning permitting;
- Electrical interconnection agreement; and
- Commercial electrical export agreement if required.

FlexEnergy is responsible to provide in a timely fashion all necessary supporting documentation to facilitate obtaining required permits.

Southern Research is responsible to obtain all necessary clearances for personnel who may be required to have access to the site for maintenance, commissioning, training or other purposes. FlexEnergy shall provide Southern Research with all information needed for such clearance.

FlexEnergy is responsible for obtaining any equipment certification or special inspection to meet local, state or federal electrical/fire safety codes.

1.3 Meetings and Reports

Scheduled team meetings will be held on a regular basis as requested by FlexEnergy or Southern Research during all phases of the project. Frequency of meetings will be determined by mutual agreement of FlexEnergy and Southern Research. Progress reports will be issued on a monthly basis. These will include (1) budget and cost data (2) a brief synopsis of progress since the last report and activities planned; (3) identification of problems encountered, proposed solutions, and potential impact on schedules and milestones going forward. A monthly report of estimated expenditures, broken down into labor and other direct costs (ODCs), for the past calendar month will be provided to Southern Research on or before the tenth day of each month. These figures are recognized to be preliminary and to be used to meet progress reporting requirements only. Additional reports may be required at specific milestones as required by the client. Reports will be due to Southern no later than the 10th of each month for the prior month.

1.4 Fabrication and Installation of the Demonstration Unit

FlexEnergy shall be responsible for fabrication and installation of the demonstration unit including all site integration to meet good engineering practices and the requirements of site, local, state and federal authorities and inspectors.

1.5 Commissioning and Start-Up

Southern Research will develop a Commissioning and Start-up Plan with input from FlexEnergy. FlexEnergy will be responsible for the Commissioning and Start-up of the equipment. Southern Research will witness the Commissioning and Start-up and ensure that all requirements of the Commissioning and Start-up Plan have been met.

1.6 Acceptance

When all Commissioning and Training requirements have been met, Southern Research and the client will submit a signed Acceptance form that transfers operational responsibility to site personnel. The Acceptance form is also signed by FlexEnergy to indicate that they have completed training and transfer of all necessary documentation to operate the equipment.

1.7 Documentation

FlexEnergy is responsible to provide complete drawings and documentation including:

- Process drawings and specifications;
- Electrical drawings and specifications;
- Mechanical drawings and specifications;
- Controls documentation, drawings and specifications;
- Operating procedures;
- Basic maintenance documentation, schedules and procedures;
- Equipment performance specifications; and
- Operator training requirements (licenses, permits, safety, etc.).

to Southern Research and the client.

1.8 Operator & Maintenance Training and Support

FlexEnergy is responsible to provide basic Operator and Maintenance Training to site personnel (and Southern Research should that be deemed appropriate).

In addition, FlexEnergy is responsible to provide remote telephone and on-site support for operator and maintenance personnel as required for the first year of operation.

1.9 Test, Quality Assurance, and Monitoring Plan

Southern Research shall develop a Test, Quality Assurance and Monitoring Plan to include initial intensive testing of the equipment as well as long-term monitoring. The Plan will include data analysis and quality assurance methods. FlexEnergy will be given an opportunity to review and comment on a draft of the Plan before it is submitted to the Client for approval. The review period will be not less than two weeks.

1.10 Final Report

Southern Research shall develop a final report detailing the results of testing, economic analyses, carbon offset analyses, operation and maintenance issues, and other details of the evaluation program. FlexEnergy will be requested to provide data regarding economics, costs, future projections, and other information to enable final analyses. FlexEnergy will also be given an opportunity to review and comment on a draft Final Report before submittal to the client for approval.

1.11 Support for Outreach

FlexEnergy will provide support to Southern Research as required to review, and assist in delivery of Application, Specification and Training materials and programs, technical papers and presentations.

2. Schedule Milestones:

Phase 1

- Contract Finalized – 2009-06-01
- Host site criteria confirmed – 2009-02-13
- Prelim Gas Spec – 2009.02.02
    - Gas specs (rate, content etc.)
- Preliminary Equipment Spec 2009.04.01
    - Turbine
    - Generator
    - Electrical feed
    - Emissions
- Site candidate short-list – 2009.03.02 (SRI)
- Site selection – 2009.03.13 (SRI/Flex)
- Site commitment letter – 2009-04-03 (SRI)
- System detailed specification – 2009.06.01 (Flex)
- Site work rules - 2009.05.01 (SRI)
- Construction Schedule w. milestones & deliverables – 2009.06.01 (Flex/SRI)
- Project budget breakdown for Phase 2 – 2009.07.01 (Flex)
- Commence mfg (on spec.) – 2009.07.05
- Contract with site 'subject to phase 2 GO' – 2009.08.15
- Test data on 200 kW unit - 2009.12.15
- Go/No-Go decision on Phase 2 w. contract amendment – 2010.01.15

Phase 2

A –

- Base approvals – 2009.10.16 (SRI)
- Permits – 2009.10.16
- Electric Power Purchase / Interconnect agreements – 2009.11.01
- Assemble for shop test (done) – 2009.12.01
- Shop Testing – 2009.12.10
- Ship – 2010.01.15

B-

- Equipment received on-site – 2010.01.30
- Complete install, commissioning & acceptance – 2010.04.30

C-

- Completion of initial performance verification test program – 2010.06.01 (SRI)
- Long-term test program complete – 2011.07.01
- Project actual costing - 2011.07.01
- Final Report – 2011.09.01
- Outreach Events – 2011.07.01 through 2011.09.30